Exhibit 10.1

SUMMIT MATERIALS HOLDINGS L.P.

FOURTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

Dated as of [            ], 2015

THE LIMITED PARTNER INTERESTS (THE “UNITS”) OF SUMMIT MATERIALS HOLDINGS L.P. (THE “PARTNERSHIP”) HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE, PROVINCE OR ANY OTHER APPLICABLE SECURITIES LAWS AND MAY ONLY BE SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR PROVINCE, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS FOURTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (THE “PARTNERSHIP AGREEMENT”); AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE GENERAL PARTNER AND THE APPLICABLE LIMITED PARTNER. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS PARTNERSHIP AGREEMENT AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE GENERAL PARTNER AND THE APPLICABLE LIMITED PARTNER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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FOURTH AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT OF

SUMMIT MATERIALS HOLDINGS L.P.

This FOURTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Summit Materials Holdings L.P. (the “Partnership”), is dated as of [            ], 2015 (the “Effective Date”) and is by and between Summit Materials Holdings GP, Ltd., a Cayman Islands exempted company (“Pre-existing GP”), as the General Partner pending consummation of the IPO (as defined in the IPO Reorganization Agreement referred to below), Summit Owner Holdco LLC, a Delaware limited liability company, as the prospective interim General Partner upon consummation of the IPO, Summit Materials, Inc., a Delaware corporation (“IPO Corp”), as the prospective General Partner immediately after Summit Owner Holdco becomes such interim General Partner, and the Limited Partners whose names are set forth in the books and records of the Partnership.

BACKGROUND

1. The Partnership was registered on July 29, 2009 as an exempted limited partnership pursuant to the provisions of the Exempted Limited Partnership Law (2007 Revision) of the Cayman Islands.

2. The Initial Exempted Limited Partnership Agreement of the Partnership, dated as of July 29, 2009, was amended and restated on July 30, 2009 and January 29, 2010.

3. The Partnership was domesticated as a limited partnership under the laws of the State of Delaware pursuant to Section 17-215 of the Act by (i) filing a Certificate of De-Registration with the Registrar of Exempted Limited Partnerships, Cayman Islands, on December 23, 2013, (ii) filing a Certificate of Limited Partnership Domestication in the office of the Secretary of State of the State of Delaware on December 23, 2013, (iii) filing a Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware on December 23, 2013 (as it may be amended from time to time, the “Certificate”), and (iv) executing the Third Amended and Restated Limited Partnership Agreement of the Partnership, dated as of December 23, 2013 (the “Original Agreement”).

4. Pursuant to the IPO Reorganization Agreement effective as of [            ], 2015 (the “IPO Reorganization Agreement”), the Partners under the Original Agreement have agreed that, on the date of pricing the IPO, (i) all outstanding interests in the Partnership will be converted into Class A Units (as defined below) in accordance with the IPO Reorganization Agreement, (ii) the Original Agreement will be amended and restated in the form of this Agreement and (iii) the Partnership will be continued without dissolution.

5. The IPO Reorganization Agreement also contemplates that, pursuant to the Contribution and Purchase Agreement dated as of December 18, 2014 (the “CCC Agreement”), in connection with the closing of the IPO, the Pre-existing GP will be replaced as the general partner of the Partnership by Summit Owner Holdco LLC, immediately after which IPO Corp will replace Summit Owner Holdco LLC as the general partner of the Partnership.

6. The pricing of the IPO of IPO Corp has occurred, as a result of which this Agreement has become effective.

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” means, the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as it may be amended or supplemented from time to time and any successor thereto.

“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partner Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Assignee” has the meaning set forth in Section 8.07 hereof.

“Assumed Tax Rate” means the highest effective marginal combined rate of U.S. federal, state and local income taxes (including, without limitation, taxes imposed under Sections 1401 or 1411 of the Code) for a Fiscal Year prescribed for an individual or corporate resident in New York, New York (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes); provided, however, that for any period beginning after the Trigger Date, the “Assumed Tax Rate” means the highest effective marginal combined rate of U.S. federal, state and local income taxes for a Fiscal Year prescribed for a corporate resident in New York, New York (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes). For the avoidance of doubt, the Assumed Tax Rate shall be the same for all Partners.

“Available Cash” means, with respect to any fiscal period, the amount of cash on hand which the General Partner, in its sole discretion, deems available for distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts which the General Partner, in its sole discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Partnership’s operations.

“Award Agreement” means any award agreement entered into by the Partnership with a Service Provider to whom the Partnership grants Units in connection with the issuance to such Service Provider of such Units.

“Blackstone Limited Partners” means the entities listed on the signature pages hereto under the heading Blackstone Limited Partners and their respective successors and assigns.

“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 5.03 hereof.

“Capital Contribution” means, with respect to any Partner, the aggregate amount of money contributed to the Partnership and the Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject, contributed to the Partnership pursuant to Article V hereof.

“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross fair market values on the date of contribution as determined by the General Partner in its sole discretion, and the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional partnership interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner; (c) the date a Unit is relinquished to the Partnership; or (d) any other date specified in the Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b) (c) and (d) above shall be made only if such adjustments are deemed necessary or appropriate by the General Partner in its sole discretion to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.

“Cause” with respect to any particular Limited Partner has the meaning set forth in any effective Award Agreement, employment agreement or other written contract of engagement entered into between the Partnership and such Limited Partner, or if none, then “Cause” means that the General Partner, based on information then known to the Partnership or the General Partner, determines in good faith that any of the following have occurred: (A) such Limited Partner’s willful or grossly negligent continued failure to substantially perform such Limited Partner’s material duties to the Partnership or its Affiliates (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Partnership or the

General Partner to such Limited Partner of such failure, (B) dishonesty in the performance of such Limited Partner’s material duties to the Partnership or any of its Affiliates; (C) an act or acts on such Limited Partner’s part constituting, or a plea of guilty or nolo contendere to, a crime constituting (x) a felony under the laws of the United States (or any state-law equivalent) or (y) a misdemeanor involving moral turpitude; (D) such Limited Partner’s willful malfeasance or willful misconduct in connection with such Limited Partner’s duties to the Partnership or its Affiliates or (E) a material breach by such Limited Partner of any covenant undertaken in Article VIII herein, any effective Award Agreement, employment agreement or any written non-disclosure, non-competition, or non-solicitation covenant or agreement with the Partnership or any of the Partnership’s subsidiaries, which breach has continued unremedied for more than ten (10) days after the Partnership has provided written notice thereof.

“CCC Agreement” has the meaning set forth in the recitals of this Agreement.

“Certificate” has the meaning set forth in the recitals of this Agreement.

“Class” means the classes of Units into which the limited partner interests in the Partnership may be classified or divided from time to time by the General Partner in its sole discretion pursuant to the provisions of this Agreement. As of the date of this Agreement the only Class is the Class A Units. Subclasses within a Class shall not be separate Classes for purposes of this Agreement. For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the General Partner in accordance with this Agreement, shall be deemed to be a class of limited partner interests in the Partnership. For the avoidance of doubt, to the extent that the General Partner holds limited partner interests of any Class, the General Partner shall not be deemed to hold a separate Class of such interests from any other Limited Partner because it is the General Partner.

“Class A Units” means the Units of limited partner interests in the Partnership designated as the “Class A Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contingencies” has the meaning set forth in Section 9.03(a) hereof.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Disability” with respect to any Limited Partner has the meaning set forth in any effective Award Agreement, employment agreement or other written contract of engagement entered into between the Partnership and such Limited Partner, or if none, then “Disability” means such Limited Partner’s incapacity due to physical or mental illness that:

(a) such Limited Partner is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) such Limited Partner is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Partnership or an Affiliate.

“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act.

“Dissolution Event” has the meaning set forth in Section 9.02 hereof.

“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the exchange agreement dated as of or about the date hereof among the Partnership, the General Partner, the Limited Partners of the Partnership from time to time party thereto, and the other parties thereto, as amended from time to time.

“Exchange Transaction” means an exchange of Units for shares of Class A common stock of the General Partner pursuant to, and in accordance with, the Exchange Agreement or, at the sole discretion of the General Partner, a Transfer of Units to the General Partner, the Partnership or any of their subsidiaries for other consideration.

“Fiscal Year” means, unless otherwise determined by the General Partner in its sole discretion in accordance with Section 11.12 hereof, a fifty-two (52) to fifty-three (53) week period, as applicable, commencing on the first day following the end of the prior Fiscal Year and ending on a Saturday that is closest to December 31.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“General Partner” means, until the consummation of the IPO, the Pre-existing GP. Simultaneously with the consummation of the IPO and as contemplated by the CCC Agreement, General Partner means Summit Owner Holdco LLC, which will be admitted to the Partnership as the interim general partner of the Partnership, immediately after which General Partner means IPO Corp, which will be admitted to the Partnership as the general partner of the Partnership (and Summit Owner Holdco LLC will no longer be a partner in any capacity), or any successor general partner admitted to the Partnership in accordance with the terms of this Agreement, in its capacity as general partner of the Partnership.

“Highest Partner Tax Amount” has the meaning set forth in Section 4.01(c) hereof.

“Incapacity” means, with respect to any Person, the bankruptcy, dissolution, termination, entry of an order of incompetence, or the insanity, permanent disability or death of such Person.

“Indemnitee” (a) the General Partner, (b) any additional or substitute General Partner, (c) any Person who is or was a Tax Matters Partner, officer or director of the General Partner or any additional or substitute General Partner, (d) any officer or director of the General Partner or any additional or substitute General Partner who is or was serving at the request of the General Partner or any additional or substitute General Partner as an officer, director, employee, member, partner, Tax Matters Partner, agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (e) any Officer or other Person the General Partner in its sole discretion designates as an “Indemnitee” for purposes of this Agreement and (f) any heir, executor or administrator with respect to Persons named in clauses (a) through (e).

“IPO Corp” has the meaning set forth in the preamble of this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.

“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership, and, for purposes of Section 8.01, Section 8.02, Section 8.03, Section 8.04, Section 8.05 and Section 8.06 hereof, any Personal Planning Vehicle of such Limited Partner, in its capacity as a limited partner of the Partnership.

“Liquidation Agent” has the meaning set forth in Section 9.03 hereof.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Partnership for a fiscal year equals the net increase, if any, in the amount of Partner Minimum Gain of the Partnership during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Non-U.S. Investments” has the meaning set forth in Section 6.01(d) hereof.

“Officer” means each Person designated as an officer of the Partnership by the General Partner pursuant to and in accordance with the provisions of Section 3.04 hereof, subject to any resolutions of the General Partner appointing such Person as an officer of the Partnership or relating to such appointment.

“Original Agreement” has the meaning set forth in the recitals of this Agreement.

“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partner Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partners” means, at any time, each person listed as a Partner (including the General Partner) on the books and records of the Partnership, in each case for so long as he, she or it remains a partner of the Partnership as provided hereunder.

“Partnership” has the meaning set forth in the preamble of this Agreement.

“Partner Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Personal Planning Vehicle” means, in respect of any Person that is a natural person, any other Person that is not a natural person designated as a “Personal Planning Vehicle” of such natural person in the books and records of the Partnership.

“Pre-existing GP” has the meaning set forth in the preamble of this Agreement.

“Primary Indemnification” has the meaning set forth in Section 10.02(a) hereof.

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 hereof shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in clause (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Service Provider” means any Limited Partner (in his, her or its individual capacity) or other Person, who at the time in question, is employed by or providing services to the General Partner, the Partnership or any of its subsidiaries.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Similar Law” means any law or regulation that could cause the underlying assets of the Partnership to be treated as assets of the Limited Partner by virtue of its Units and thereby subject the Partnership and the General Partner (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Tax Advances” has the meaning set forth in Section 5.07 hereof.

“Tax Amount” has the meaning set forth in Section 4.01(c) hereof.

“Tax Matters Partner” has the meaning set forth in Section 5.08 hereof.

“Total Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Units (vested and unvested) then owned by such Partner by the number of Units (vested and unvested) then owned by all Partners.

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or by operation of Law, directly or indirectly, in whole or in part, including, without limitation, the exchange of any Unit for any other security.

“Transferee” means any Person that is a permitted transferee of a Partner’s interest in the Partnership, or part thereof.

“Treasury Regulations” means the income tax regulations, including temporary and proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Trigger Date” has the meaning set forth in Section 4.01(c) hereof.

“Units” means the Class A Units and any other Class of Units that is established in accordance with this Agreement, which shall constitute limited partner interests in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

“Unvested Units” means Units which are subject to vesting pursuant to the terms of an Award Agreement or which are listed as unvested Units in the books and records of the Partnership.

“U.S. Investments” has the meaning set forth in Section 6.01(d) hereof.

“Vested Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Vested Units then owned by such Partner by the number of Vested Units then owned by all Partners.

“Vested Units” means those Units listed as vested Units in the books and records of the Partnership, as the same may be amended from time to time in accordance with this Agreement, or which are no longer subject to vesting pursuant to an Award Agreement.

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

Section 2.01. Formation. The Partnership has been formed as a limited partnership pursuant to the provisions of the Act. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner in its sole discretion deems it advisable, the operation of the Partnership as a limited partnership, or entity in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership. The rights, powers, duties, obligations and liabilities of the Partners shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The execution, delivery and filing of the Certificate and each amendment thereto is hereby ratified, approved and confirmed by the Partners.

Section 2.02. Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under, the name of “Summit Materials Holdings L.P.” and all Partnership business shall be conducted in that name or in such other names that comply with applicable law as the General Partner in its sole discretion may select from time to time. Subject to the Act, the General Partner in its sole discretion may change the name of the Partnership (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Partners.

Section 2.03. Term. The term of the Partnership commenced on July 29, 2009, and the term shall continue until the dissolution of the Partnership in accordance with Article IX. The existence of the Partnership shall continue until cancellation of the Certificate in the manner required by the Act.

Section 2.04. Offices. The Partnership may have offices at such places either within or outside the State of Delaware as the General Partner from time to time may select in its sole discretion. As of the date hereof, the principal place of business and office of the Partnership is located at 1550 Wynkoop Street, 3rd Floor, Denver, Colorado 80202.

Section 2.05. Agent for Service of Process; Existence and Good Standing; Foreign Qualification.

(a) The registered office of the Partnership in the State of Delaware shall be located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

(b) The General Partner in its sole discretion may take all action which may be necessary or appropriate (i) for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Partnership to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Partnership in accordance with the provisions of this Agreement and applicable laws and regulations. The General Partner in its sole discretion may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Partnership is formed or qualified, such certificates (including certificates of formation and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Partners. The General Partner may cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Partnership to do business in any jurisdiction other than the State of Delaware.

Section 2.06. Business Purpose. The Partnership was formed for the object and purpose of, and the nature and character of the business to be conducted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act.

Section 2.07. Powers of the Partnership. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act including, without limitation, the ownership and operation of the assets and other property contributed to the Partnership by the Partners, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.06 hereof. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Partnership to possess any purpose or power, or to do any act or thing, forbidden by Law to a partnership organized under the laws of the State of Delaware.

Section 2.08. Partners; Admission of New Partners. Until the consummation of the IPO, the Pre-existing GP shall continue as the General Partner. Simultaneously with the consummation of the IPO and in accordance with the IPO Reorganization Agreement, Summit Owner Holdco LLC shall be automatically admitted as the General Partner, the Pre-existing GP shall automatically cease to be the General Partner of the Partnership and the Partnership shall be continued without dissolution, and immediately thereafter, IPO Corp shall be automatically admitted as the General Partner, Summit Owner Holdco LLC shall automatically cease to be the General Partner of the Partnership and the Partnership shall be continued without dissolution. Each of the Persons listed in the books and records of the Partnership, as the same may be amended from time to time in accordance with this Agreement, by virtue of its execution of this Agreement (including by use of a power of attorney), are admitted as, or continue as, Limited Partners of the Partnership. The rights, duties and liabilities of the Partners shall be as provided in the Act, except as is otherwise expressly provided herein, and the Partners consent to the variation of such rights, duties and liabilities as provided herein. Subject to Section 8.09 hereof with respect to substitute Limited Partners, a Person may be admitted from time to time as a new Limited Partner with the written consent of the General Partner in its sole discretion. Each new Limited Partner shall execute and deliver to the General Partner an appropriate supplement to this Agreement pursuant to which the new Limited Partner agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. A new General Partner or substitute General Partner may be admitted to the Partnership solely in accordance with Section 8.08 or Section 9.02(e) hereof.

Section 2.09. Withdrawal. No Partner shall have the right to withdraw as a Partner of the Partnership other than following the Transfer of all Units owned by such Partner in accordance with Article VIII hereof.

Section 2.10. Investment Representations of Partners. Each Partner hereby represents, warrants and acknowledges to the Partnership that: (a) such Partner has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Partnership and is making an informed investment decision with respect thereto; (b) such Partner is acquiring interests in the Partnership for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Partner.

ARTICLE III

MANAGEMENT

Section 3.01. General Partner

(a) The business, property and affairs of the Partnership shall be managed under the sole, absolute and exclusive direction of the General Partner, which may from time to time delegate authority to Officers or to others to act on behalf of the Partnership.

(b) Without limiting the foregoing provisions of this Section 3.01, the General Partner shall have the general power to manage or cause the management of the Partnership (which may be delegated to Officers of the Partnership), including, without limitation, the following powers:

(i) to develop and prepare a business plan each year which will set forth the operating goals and plans for the Partnership;

(ii) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Partnership;

(iii) to make any expenditures, to lend or borrow money, to assume or guarantee, or otherwise contract for, indebtedness and other liabilities, to issue evidences of indebtedness and to incur any other obligations;

(iv) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(v) to engage attorneys, consultants and accountants for the Partnership;

(vi) to develop or cause to be developed accounting procedures for the maintenance of the Partnership’s books of account; and

(vii) to do all such other acts as shall be authorized in this Agreement or by the Partners in writing from time to time.

Section 3.02. Compensation. The General Partner shall not be entitled to any compensation for services rendered to the Partnership in its capacity as General Partner.

Section 3.03. Expenses. The Partnership shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Partnership (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Partnership. The Partnership shall also, in the sole discretion of the General Partner, bear and/or reimburse the General Partner for (i) any costs, fees or expenses incurred by the General Partner in connection with serving as the General Partner and (ii) all other expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General

Partner by its Affiliates). To the extent that the General Partner determines in its sole discretion that such expenses are related to the business and affairs of the General Partner that are conducted through the Partnership and/or its subsidiaries (including expenses that relate to the business and affairs of the Partnership and/or its subsidiaries and that also relate to other activities of the General Partner), the General Partner may cause the Partnership to pay or bear all expenses of the General Partner, including, without limitation, compensation and meeting costs of any board of directors or similar body of the General Partner, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes; provided that the Partnership shall not pay or bear any income tax obligations of the General Partner. Reimbursements pursuant to this Section 3.03 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 10.02 hereof.

Section 3.04. Officers. Subject to the direction and oversight of the General Partner, the day-to-day administration of the business of the Partnership may be carried out by persons who may be designated as officers by the General Partner, with titles including but not limited to “assistant secretary,” “assistant treasurer,” “chairman,” “chief executive officer,” “chief financial officer,” “chief operating officer,” “chief risk officer,” “director,” “general counsel,” “general manager,” “managing director,” “president,” “principal accounting officer,” “secretary,” “senior chairman,” “senior managing director,” “treasurer,” “vice chairman” or “vice president,” and as and to the extent authorized by the General Partner in its sole discretion. The officers of the Partnership shall have such titles and powers and perform such duties as shall be determined from time to time by the General Partner and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. In its sole discretion, the General Partner may choose not to fill any office for any period as it may deem advisable. All officers and other persons providing services to or for the benefit of the Partnership shall be subject to the supervision and direction of the General Partner and may be removed, with or without cause, from such office by the General Partner and the authority, duties or responsibilities of any employee, agent or officer of the Partnership may be suspended by the General Partner from time to time, in each case in the sole discretion of the General Partner. The General Partner shall not cease to be a general partner of the Partnership as a result of the delegation of any duties hereunder. No officer of the Partnership, in his or her or its capacity as such, shall be considered a general partner of the Partnership by agreement, as a result of the performance of his or her or its duties hereunder or otherwise.

Section 3.05. Authority of Partners. No Partner (other than the General Partner), in its capacity as such, shall participate in or have any control over the business of the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Partners to participate in the affairs of the Partnership described in this Agreement. Except as expressly provided herein, no Partner (other than the General Partner) shall have any right to vote on any matter involving the Partnership, including with respect to any merger, consolidation, combination or conversion of the Partnership, or any other matter that a Partner might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise. The conduct, control and management of the Partnership shall be vested exclusively in the General Partner. In all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of the General Partner shall be the decision of the Partnership. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.05 or by separate agreement with the Partnership, no Partner who is not also the General Partner (and acting in such capacity) shall take any part in the management or control of the operation or business of the Partnership in its capacity as a Partner, nor shall any Partner who is not also a General Partner (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Partnership in his, her or its capacity as a Partner in any respect or assume any obligation or responsibility of the Partnership or of any other Partner. Notwithstanding the foregoing, the Partnership may from time to time appoint one or more Partners as officers or employ one or more Partners as employees, and such Partners, in their capacity as officers or employees of the Partnership (and not, for clarity, in their capacity as Limited Partners of the Partnership), may take part in the control and management of the business of the Partnership to the extent such authority and power to act for or on behalf of the Partnership has been delegated to them by the General Partner.

Section 3.06. Action by Written Consent or Ratification. Any action required or permitted to be taken by the Partners pursuant to this Agreement shall be taken if all Partners whose consent or ratification is required consent thereto or provide a consent or ratification in writing.

ARTICLE IV

DISTRIBUTIONS

Section 4.01. Distributions

(a) The General Partner, in its sole discretion, may authorize distributions by the Partnership to the Partners, which distributions shall be made pro rata in accordance with the Partners’ respective Total Percentage Interests; provided that (i) no amounts otherwise distributable to a Partner on any distribution date in respect of Unvested Units pursuant to this Section 4.01(a) shall be distributed to any Partner in respect of Unvested Units under this Section 4.01(a), and (ii) such amounts shall instead be distributed to the Partners pro rata in accordance with the Partners’ respective Vested Percentage Interests.

(b) If, from time to time, an Unvested Unit becomes a Vested Unit, on each subsequent distribution date, the amounts that would otherwise have been distributable to the Partners in accordance with Section 4.01(a) shall instead first be distributed to the Partners holding Vested Units which were outstanding Unvested Units on the date amounts were previously distributed, until the amount distributed in respect of each such Vested Unit equals the amounts that such Vested Unit would have received had it been a Vested Unit through all prior distribution dates during which such Vested Unit was an Unvested Unit, pro rata in accordance with all such Partners’ respective Vested Units for which the “catch-up” distributions contemplated by this Section 4.01(b) are due. Any amounts remaining after all such “catch-up” distributions have been made shall be distributed in accordance with Section 4.01(a).

(c) The Partnership shall distribute, on a quarterly basis and no later than five (5) days before the date specified in Section 6655(c)(2) of the Code, to each Partner their pro rata share (based on Total Percentage Interests) of the Tax Amount, from the Available Cash of the Partnership if any, and limited to the amount thereof; provided, a Partner’s pro rata share of the Tax Amount will only be distributed to such Partner to the extent that the aggregate amount previously distributed to such Partner pursuant to Section 4.01(a) hereof in such Fiscal Year,

Section 4.01(b) hereof on account of distributions made in such Fiscal Year under Section 4.01(a) hereof or this Section 4.01(c) with respect to such Fiscal Year is less than the amount required to be distributed to such Partner on such date under this Section 4.01(c); provided there will be an adjustment following each Fiscal Year (but no later than one (1) day prior to the due date for the payment of U.S. federal income taxes by a corporation), and the Partnership will distribute any additional amounts as necessary to make the amounts previously distributed to a Partner pursuant to Section 4.01(a) hereof in such Fiscal Year, Section 4.01(b) hereof on account of distributions made in such Fiscal Year under Section 4.01(a) hereof or this Section 4.01(c) with respect to such Fiscal Year equal such Partner’s pro rata share (based on Total Percentage Interests) of the Tax Amount for such Fiscal Year. The “Tax Amount”, calculated for the period beginning on the start of the Fiscal Year through the end of the applicable quarter, is the Highest Partner Tax Amount divided by the Total Percentage Interest for the Partner described in the immediately following sentence. The “Highest Partner Tax Amount” is, with respect to the Partner receiving the greatest allocation of estimated net taxable income pursuant to Section 5.06 of this Agreement (relative to its Total Percentage Interest) in the applicable time period, (A) the estimated aggregate taxable income of the Partnership allocated to such Partner in such time period (for the avoidance of doubt, excluding any adjustments under Sections 743(b) of the Code), multiplied by (B) the Assumed Tax Rate; provided, however, that for any period beginning after both (i) the date on which no Blackstone Limited Partner holds Units and (ii) the earlier of (A) the date on which all Units outstanding as of the Effective Date have become Vested (without taking into account any service-based vesting requirements) or (B) June 30, 2020 (the later of the dates under (i) and (ii) above, the “Trigger Date”), the calculation of Highest Partner Tax Amount shall be made with reference to the General Partner (regardless of which Partner receives the greatest relative allocation of estimated net taxable income). Distributions pursuant to this provision shall be treated as an advance against distributions pursuant to Section 4.01(a), Section 4.01(b) and Section 9.03 hereof for all purposes, and, thus, shall reduce/offset subsequent distributions under Section 4.01(a), Section 4.01(b) and Section 9.03 hereof to the Partners that participate in such distributions pursuant to this Section 4.01(c).

Section 4.02. Liquidation Distribution. Distributions made upon dissolution of the Partnership shall be made as provided in Section 9.03 hereof.

Section 4.03. Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not make a distribution to any Partner if such distribution would violate the Act or other applicable Law.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

TAX ALLOCATIONS; TAX MATTERS

Section 5.01. Initial Capital Contributions. The Partners have made, on or prior to the date hereof, Capital Contributions.

Section 5.02. No Additional Capital Contributions. Except as otherwise provided in this Article V, no Partner shall be required to make additional Capital Contributions to the Partnership without the consent of such Partner or permitted to make additional capital contributions to the Partnership without the consent of the General Partner, which may be granted or withheld in its sole discretion.

Section 5.03. Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 5.04 hereof and any items of income or gain which are specially allocated pursuant to Section 5.05 hereof; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.04 hereof, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.05 hereof, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

Section 5.04. Allocations of Profits and Losses. Except as otherwise provided in Section 5.05 hereof or this Agreement, Profits and Losses shall be allocated among the Capital Accounts of the Partners pro rata in accordance with their respective Total Percentage Interests Notwithstanding the foregoing, the General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership.

Section 5.05. Special Allocations. Notwithstanding any other provision in this Article V:

(a) Minimum Gain Chargeback. If there is a net decrease in Partner Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c) Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.05(b) hereof and this Section 5.05(c) were not in this Agreement.

(d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Total Percentage Interests.

(e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(f) Ameliorative Allocations. Any special allocations of income or gain pursuant to Section 5.05(b) or Section 5.05(c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.04 hereof and this Section 5.05(f), so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Section 5.05(b) or Section 5.05(c) hereof had not occurred.

Section 5.06. Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner and permitted by the Code and Treasury Regulations) so as to take account of the difference between Carrying Value and adjusted basis of such asset; provided, further, that the Partnership shall use the traditional method (as provided in Treasury Regulations Section 1.704-3(b)) for all Section 704(c) allocations). Notwithstanding the foregoing (other than the immediately preceding proviso), the General Partner shall make such allocations for tax purposes as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership.

Section 5.07. Tax Advances. To the extent the General Partner reasonably believes that the Partnership is required by law to withhold or to make tax payments on behalf of or with respect to any Partner or the Partnership is subjected to tax itself by reason of the status of any Partner (“Tax Advances”), the General Partner may cause the Partnership to withhold such amounts and cause the Partnership to make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. For all purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Partnership’s failure to withhold or make a tax payment on behalf of such Partner which withholding or payment is required pursuant to applicable Law but only to the extent amounts sufficient to pay such taxes were not timely distributed to the Partner pursuant to Section 4.01(c) hereof) with respect to income attributable to or distributions or other payments to such Partner.

Section 5.08. Tax Matters. The General Partner shall be the initial “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Partnership shall file as a partnership for federal, state, provincial and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Partnership, and all other tax decisions and determinations relating to federal, state, provincial or local tax matters of the Partnership, shall be made by the Tax Matters Partner, in consultation with the Partnership’s attorneys and/or accountants. Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Partner. As soon as reasonably practicable after the end of each taxable year (but not later than sixty (60) days following the end of each taxable year), the Partnership shall send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1 (which Schedule K-1 shall separately state, to the extent reasonably required by any Partner, any items of all items of income, gain, loss or deduction with respect to U.S. Investments and Non-U.S. Investments, in accordance with the tracking contemplated by Section 6.01(d) hereof), and any comparable statements required by applicable U.S. state or local income tax Law as a result of the Partnership’s activities or investments, with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns; provided that any costs or expenses with respect to the foregoing shall be borne by the requesting Partner.

Section 5.09. Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. In addition to amendments effected in accordance with Section 11.12 or otherwise in accordance with this Agreement, Section 5.03, Section 5.04 and Section 5.05 hereof may also, so long as any such amendment does not materially change the relative economic interests of the Partners, be amended at any time by the General Partner if necessary, in the opinion of tax counsel to the Partnership, to comply with such regulations or any applicable Law.

ARTICLE VI

BOOKS AND RECORDS; REPORTS

Section 6.01. Books and Records

(a) At all times during the continuance of the Partnership, the General Partner shall prepare and maintain separate books of account for the Partnership in accordance with GAAP.

(b) Except as limited by Section 6.01(c) hereof, each Limited Partner shall have the right to receive, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner of the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:

(i) a copy of the Certificate and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement and all amendments thereto have been executed; and

(ii) promptly after their becoming available, copies of the Partnership’s U.S. federal income tax returns for the three most recent years.

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole discretion, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes is not in the best interests of the Partnership, could damage the Partnership or its business or that the Partnership is required by law or by agreement with any third party to keep confidential.

(d) The Partners acknowledge and agree that the Partnership shall separately track the performance of the operations, assets, acquisitions and investments of the Partnership and its Subsidiaries located in the U.S. (and any indebtedness or liabilities with respect thereto) (“U.S. Investments”) and the operations, assets, acquisitions and investments of the Partnership and its Subsidiaries located outside of the U.S. (and any indebtedness or liabilities with respect thereto) (“Non-U.S. Investments”). For the avoidance of doubt, such separate tracking shall reflect the sources and uses of funds with respect to U.S. Investments and Non-U.S. Investments. Separate and distinct records shall be maintained with respect to U.S. Investments generally and Non-U.S. Investments generally, and the assets and liabilities associated with U.S. Investments and Non-U.S. Investments shall be held and accounted for separately. In the event of a distribution made by the Partnership, (A) where distributed assets are derived from income or other proceeds separately arising out of U.S. Investments, such distributed assets shall be separately accounted for from any distributions in respect of Non-U.S. Investments, and (B) where the distributed assets are derived from income or other proceeds arising out of Non-U.S. Investments, such distributed assets shall be separately accounted for from any distributions in respect of U.S. Investments.

ARTICLE VII

PARTNERSHIP UNITS

Section 7.01. Units. Limited partner interests in the Partnership shall be represented by Units. At the effectiveness of this Agreement, the Units are composed of one Class: “Class A Units.” The General Partner in its sole discretion may establish and issue, from time to time in accordance with such procedures as the General Partner shall determine from time to time, additional Units, in one or more additional Classes or series of Units, or other Partnership securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, Classes and series of Units or other Partnership securities), as shall be determined by the General Partner without the approval of any Partner or any other Person who may acquire an interest in any of the Units, including (i) the right of such Units to share in Profits and Losses or items thereof; (ii) the right of such Units to share in Partnership distributions; (iii) the rights of such Units upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem such Units (including sinking fund provisions); (v) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Total Percentage Interest as to such Units; (viii) the terms and conditions of the issuance of such Units (including, without limitation, the amount and form of consideration, if any, to be received by the Partnership in respect thereof, the General Partner being expressly authorized, in its sole discretion, to cause the Partnership to issue such Units for less than fair market value); and (ix) the right, if any, of the holder of such Units to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units. The General Partner in its sole discretion, without the approval of any Partner or any other Person, is authorized (i) to issue Units or other Partnership securities of any newly established Class or any existing Class to Partners or other Persons who may acquire an interest in the Partnership; and (ii) to amend this Agreement to reflect the creation of any such new Class, the issuance of Units or other Partnership securities of such Class, and the admission of any Person as a Partner which has received Units or other Partnership securities. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Units and Units of any other Class or series that may be established in accordance with this Agreement. All Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement.

Section 7.02. Reclassification of Interests. In accordance with the IPO Reorganization Agreement, all Interests (as defined in the Original Agreement) in the Partnership issued and outstanding immediately prior to the effectiveness of this Agreement are hereby converted into Class A Units and each Limited Partner owns the number of Class A Units set forth opposite the name of such Limited Partner in the register of the Partnership.

Section 7.03. Register; Certificates; Legends. The register of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner in its sole discretion shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership. Certificates, if any, representing Units that are issued to any Partner shall bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE FOURTH

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT DATED AS OF [            ], 2015, AS AMENDED FROM TIME TO TIME A COPY OF WHICH WILL BE FURNISHED BY SUMMIT MATERIALS HOLDINGS L.P. UPON REQUEST.

Section 7.04. Registered Partners. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.

ARTICLE VIII

VESTING; FORFEITURE OF INTERESTS; TRANSFER RESTRICTIONS

Section 8.01. Vesting of Unvested Units.

(a) Unvested Units shall become vested pursuant to the terms of an Award Agreement entered into by and between the General Partner and the applicable Partner, and shall thereafter be Vested Units for all purposes of this Agreement.

(b) The General Partner in its sole discretion may authorize the earlier vesting of all or a portion of Unvested Units owned by any one or more Limited Partners at any time and from time to time, and in such event, such Unvested Units shall vest and thereafter be Vested Units for all purposes of this Agreement. Any such determination in the General Partner’s discretion in respect of Unvested Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

(c) Upon the vesting of any Unvested Units in accordance with this Section 8.01 or an Award Agreement entered into in accordance with this Agreement, the General Partner shall modify the books and records of the Partnership to reflect such vesting.

Section 8.02. Forfeiture of Units

(a) Except as otherwise agreed to in writing between the General Partner and the applicable Person and reflected in the books and records of the Partnership, if a Person that is a Service Provider ceases to be a Service Provider for any reason, all Unvested Units held by such Person (or any Personal Planning Vehicle of such Person), and/or in which such Person (or any Personal Planning Vehicle of such Person) has an indirect interest, as set forth in the books and records of the Partnership, shall be immediately forfeited without any consideration, and any such Person (or any such Personal Planning Vehicle) shall cease to own or have any rights, directly or indirectly, with respect to such forfeited Unvested Units.

(b) Except as otherwise agreed to in writing between the General Partner and the applicable Person and reflected in the books and records of the Partnership, if the General Partner determines in good faith that Cause exists with respect to any Person that is or was at any time a Service Provider, the Units (whether or not vested) held by such Person (or any Personal Planning

Vehicle of such Person), and/or in which such Person (or any Personal Planning Vehicle of such Person) has an indirect interest, as set forth in the books and records of the Partnership, shall be immediately forfeited without any consideration, and any such Person (or any such Personal Planning Vehicle) shall cease to own or have any rights, directly or indirectly, with respect to such forfeited Units. Such determinations need not be uniform and may be made selectively among such Persons, whether or not such Persons are similarly situated, and shall not constitute the breach by the General Partner or any of its directors, managers, officers or members of any duty (including any fiduciary duty) hereunder or otherwise existing at law, in equity or otherwise.

(c) Upon the forfeiture of any Units in accordance with this Section 8.02, such Units shall be cancelled and the General Partner shall modify the books and records of the Partnership to reflect such forfeiture and cancellation.

Section 8.03. Limited Partner Transfers

(a) Except as otherwise agreed to in writing between the General Partner and the applicable Limited Partner and reflected in the books and records of the Partnership, no Limited Partner or Assignee thereof may Transfer (including pursuant to an Exchange Transaction) all or any portion of its Units or other interest in the Partnership (or beneficial interest therein) without the prior consent of the General Partner, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the General Partner may require) as are determined by the General Partner, in each case in the General Partner’s sole discretion, and which consent may be in the form of a plan or program entered into or approved by the General Partner, in its sole discretion. Any such determination in the General Partner’s discretion in respect of Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void.

(b) Notwithstanding anything otherwise to the contrary in this Section 8.03, each Limited Partner may Transfer Units in Exchange Transactions pursuant to, and in accordance with, the Exchange Agreement; provided that such Exchange Transactions shall be effected in compliance with policies that the General Partner may adopt or promulgate from time to time (including policies requiring the use of designated administrators or brokers) in its sole discretion. Notwithstanding Section 17-702(d) of the Act, any Class A Units acquired by the Partnership pursuant to an Exchange Transaction shall not be cancelled and shall be deemed re-issued to the General Partner by the Partnership.

(c) Notwithstanding anything otherwise to the contrary in this Section 8.03, a Personal Planning Vehicle of a Limited Partner may Transfer Units: (i) to the donor thereof; (ii) if the Personal Planning Vehicle is a grantor retained annuity trust and the trustee(s) of such grantor retained annuity trust is obligated to make one or more distributions to the donor of the grantor retained annuity trust, the estate of the donor of the grantor retained annuity trust, the spouse of the donor of the grantor retained annuity trust or the estate of the spouse of the donor of the grantor retained annuity trust, to any such Persons; or (iii) upon the death of such Limited Partner, to the spouse of such Limited Partner or a trust for which a deduction under Section 2056 or 2056A (or any successor provisions) of the Code may be sought.

(d) Notwithstanding anything otherwise to the contrary in this Section 8.03, but subject to Section 8.06(b), Blackstone Limited Partners may Transfer all or any portion of their Units or other interest in the Partnership (or beneficial interest therein) without the prior consent of the General Partner.

Section 8.04. Mandatory Exchanges. The General Partner may in its sole discretion at any time and from time to time, without the consent of any Limited Partner or other Person, cause to be Transferred in an Exchange Transaction any and all Units, except for Units held by any Person that is a Blackstone Limited Partner or who is Service Provider at the time in question and/or in which a Person that is a Blackstone Limited Partner or a Service Provider at the time in question has an indirect interest as set forth in the books and records of the Partnership. Any such determinations by the General Partner need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated. In addition, the General Partner may, with the consent of Partners whose Vested Percentage Interests exceed 66 2/3% of the Vested Percentage Interests of all Partners in the aggregate, require all Limited Partners to Transfer in an Exchange Transaction all Units held by them; provided that the prior written consent of each Blackstone Limited Partner affected by any such proposed Transfer will be required.

Section 8.05. Encumbrances. No Limited Partner or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Limited Partner unless the General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in the General Partner’s sole discretion. Consent of the General Partner shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.

Section 8.06. Further Restrictions.

(a) Notwithstanding any contrary provision in this Agreement, the General Partner may impose such vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements or other similar provisions with respect to any Units that are outstanding as of the date of this Agreement or are created thereafter, with the written consent of the holder of such Units. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the General Partner in its sole discretion with respect to all or a portion of the Units owned by any one or more Limited Partners at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

(b) Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Limited Partner or Assignee if:

(i) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(ii) such Transfer would require the registration of such transferred Unit or of any Class of Unit pursuant to any applicable U.S. federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(iii) such Transfer would cause (i) all or any portion of the assets of the Partnership to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Limited Partner, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the General Partner to become a fiduciary with respect to any existing or contemplated Limited Partner, pursuant to ERISA, any applicable Similar Law, or otherwise;

(iv) to the extent requested by the General Partner, the Partnership does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as determined in the General Partner’s sole discretion; provided that no legal and/or tax opinions will be required for any Transfer of a Unit by a Blackstone Limited Partner; or

(v) the General Partner shall determine in its sole discretion that such Transfer would pose a material risk that the Partnership would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

(c) In addition, notwithstanding any contrary provision in this Agreement, to the extent the General Partner shall determine that interests in the Partnership do not meet the requirements of Treasury Regulation Section 1.7704-1(h), the General Partner may impose such restrictions on the Transfer of Units or other interests in the Partnership as the General Partner may determine in its sole discretion to be necessary or advisable so that the Partnership is not treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

(d) To the fullest extent permitted by law, any Transfer in violation of this Article VIII shall be deemed null and void ab initio and of no effect.

Section 8.07. Rights of Assignees. Subject to Section 8.06(b) hereof, the Transferee of any permitted Transfer pursuant to this Article VIII will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Partner which transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Partner, such other rights, and all obligations relating to, or in connection with, such interest remaining with the transferring Partner. The transferring Partner will remain a Partner even if it has transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Partnership as a Partner pursuant to Section 8.09 hereof.

Section 8.08. Admissions, Withdrawals and Removals

(a) No Person may be admitted to the Partnership as an additional General Partner or substitute General Partner without the prior written consent of each incumbent General Partner, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent General Partner, in each case in the sole discretion of each incumbent General Partner. A General Partner will not be entitled to Transfer all of its Units or to withdraw from being a General Partner of the Partnership unless another General Partner shall have been admitted hereunder (and not have previously been removed or withdrawn).

(b) No Limited Partner will be removed or entitled to withdraw from being a Partner of the Partnership except in accordance with Section 8.10 hereof. Any additional General Partner or substitute General Partner admitted as a General Partner of the Partnership pursuant to this Section 8.08 is hereby authorized to, and shall, continue the Partnership without dissolution.

(c) Except as otherwise provided in Article IX hereof or the Act, no admission, substitution, withdrawal or removal of a Partner will cause the dissolution of the Partnership. To the fullest extent permitted by law, any purported admission, withdrawal or removal that is not in accordance with this Agreement shall be null and void.

Section 8.09. Admission of Assignees as Substitute Limited Partners. An Assignee will become a substitute Limited Partner only if and when each of the following conditions is satisfied:

(a) the General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in each case in the General Partner’s sole discretion;

(b) if required by the General Partner, the General Partner receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Limited Partner) that are in a form satisfactory to the General Partner (as determined in its sole discretion);

(c) if required by the General Partner with respect to any Limited Partner other than a Blackstone Limited Partner, the General Partner receives an opinion of counsel satisfactory to the General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and

(d) if required by the General Partner, the parties to the Transfer, or any one of them, pays all of the Partnership’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Partnership).

Section 8.10. Withdrawal and Removal of Limited Partners. Subject to Section 8.07 hereof, if a Limited Partner ceases to hold any Units, including as a result of a forfeiture of Units pursuant to Section 8.02 hereof, then such Limited Partner shall cease to be a Limited Partner and to have the power to exercise any rights or powers of a Limited Partner.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.01. No Dissolution. Except as required by the Act, the Partnership shall not be dissolved by the admission of additional Partners or the withdrawal of Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this Article IX, and the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

Section 9.02. Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Dissolution Event”):

(a) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act upon the finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of the Partnership in conformity with this Agreement;

(b) any event which makes it unlawful for the business of the Partnership to be carried on by the Partners;

(c) the written consent of all Partners;

(d) at any time there are no Limited Partners, unless the Partnership is continued in accordance with the Act;

(e) the Incapacity or removal of the General Partner or the occurrence of a Disabling Event with respect to the General Partner; provided that the Partnership will not be dissolved or required to be wound up in connection with any of the events specified in this Section 9.02(e) if: (i) at the time of the occurrence of such event there is at least one other general partner of the Partnership who is hereby authorized to, and elects to, carry on the business of the Partnership; or (ii) all remaining Limited Partners consent to or ratify the continuation of the business of the Partnership and the appointment of another general partner of the Partnership, effective as of the event that caused the General Partner to cease to be a general partner of the Partnership, within one hundred twenty (120) days following the occurrence of any such event, which consent shall be deemed (and if requested each Limited Partner shall provide a written consent or ratification) to have been given for all Limited Partners if the holders of more than 50% of the Vested Units then outstanding agree in writing to so continue the business of the Partnership; or

(f) the determination of the General Partner in its sole discretion; provided that in the event of a dissolution pursuant to this Section 9.02(f), the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Partners pursuant to Section 9.03 hereof in connection with the winding up of the Partnership, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, and to the extent that, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.

Section 9.03. Distribution upon Dissolution. Upon dissolution, the Partnership shall not be terminated and shall continue until the winding up of the affairs of the Partnership is completed. Upon the winding up of the Partnership, the General Partner, or any other Person designated by the General Partner (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Partnership and shall, unless the General Partner determines otherwise, liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

(a) First, to the satisfaction of debts and liabilities of the Partnership (including satisfaction of all indebtedness to Partners and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Partnership (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.03;

(b) Second, to the satisfaction of “catch-up” distributions due pursuant to Section 4.02(b), if any, to the Partners holding any such Vested Units for which such distributions are due pro rata in accordance with all such Partners’ respective Vested Units for which such distributions are due; and

(c) The balance, if any, to the Partners, pro rata in accordance with the Partners’ respective Vested Percentage Interests (taking into account any amounts previously deemed distributed pursuant to Section 5.07 and not offset against prior distributions).

Section 9.04. Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

Section 9.05. Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Units in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.

Section 9.06. Claims of the Partners. The Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Partnership or any other Partner or any other Person. No Partner with a negative balance in such Partner’s Capital Account shall have any obligation to the Partnership or to the other Partners or to any creditor or other Person to restore such negative balance during the existence of the Partnership, upon dissolution or termination of the Partnership or otherwise, except to the extent required by the Act.

Section 9.07. Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 5.07, Section 10.02, Section 11.09 and Section 11.10 hereof shall survive the termination of the Partnership.

ARTICLE X

LIABILITY AND INDEMNIFICATION

Section 10.01. Liability of Partners

(a) No Limited Partner and no Affiliate, manager, member, employee or agent of a Limited Partner shall be liable for any debt, obligation or liability of the Partnership or of any other Partner or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Limited Partner of the Partnership, except to the extent required by the Act.

(b) This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) other than express contractual duties set forth herein on any of the Partners (including without limitation, the General Partner) hereto or on their respective Affiliates. Further, notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereto agree that no Limited Partner or General Partner shall, to the fullest extent permitted by law, have duties (including fiduciary duties) other than express contractual duties set forth herein to any other Partner or to the Partnership, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Partnership are only as expressly set forth in this Agreement; provided, however, that each Partner shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

(c) To the extent that, at law or in equity, any Partner (including without limitation, the General Partner) has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to another Partner or to another Person who is a party to or is otherwise bound by this Agreement, the Partners (including without limitation, the General Partner) acting under this Agreement will not be liable to the Partnership, to any such other Partner or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Partner (including without limitation, the General Partner) otherwise existing at law or in equity, are agreed by the Partners to replace to that extent such other duties and liabilities of the Partners relating thereto (including without limitation, the General Partner).

(d) The General Partner may consult with legal counsel, accountants and financial or other advisors selected by it, and any act or omission taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such Person as to matters the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(e) Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Limited Partners, or (ii) in its “good faith” or under another expressed standard, such General Partner shall act under such express standard and shall not be subject to any other or different standards.

Section 10.02. Indemnification.

(a) Exculpation and Indemnification. Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no Indemnitee shall be liable to the Partnership or any Partner for any act or omission in relation to the Partnership or this Agreement or any transaction contemplated hereby taken or omitted by an Indemnitee unless such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. To the fullest extent permitted by law, as the same exists or hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than such law permitted the Partnership to provide prior to such amendment), the Partnership shall indemnify any Indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, including appeals, by reason of his or her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee shall not be entitled to indemnification hereunder if, but only to the extent that, such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c) hereof, the Partnership shall be required to indemnify an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the General Partner and (ii) by or in the right of the Partnership only if the General Partner has provided its prior written consent. The indemnification of an Indemnitee of the type identified in clause (d) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Indemnitee is entitled from the relevant other Person (including any payment made to such Indemnitee under any insurance policy issued to or for the benefit of such Person or Indemnitee) (the “Primary Indemnification”), and will only be paid to the extent the

Primary Indemnification is not paid and/or does not provide coverage (e.g., a self-insured retention amount under an insurance policy). No such Person shall be entitled to contribution or indemnification from or subrogation against the Partnership. The indemnification of any other Indemnitee shall, to the extent not in conflict with such policy, be secondary to any and all payment to which such Indemnitee is entitled from any relevant insurance policy issued to or for the benefit of the Partnership or any Indemnitee. For the avoidance of doubt, this Agreement shall not affect the indemnification and advancement rights provided pursuant to the Original Agreement in favor of any Person relating to proceedings arising out of actions or omissions occurring in whole or in part prior to the effectiveness of this Agreement.

(b) Advancement of Expenses. To the fullest extent permitted by law, the Partnership shall promptly pay expenses (including attorneys’ fees) incurred by any Indemnitee in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 10.02 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c) hereof, the Partnership shall be required to pay expenses of an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the General Partner and (ii) by or in the right of the Partnership only if the General Partner has provided its prior written consent.

(c) Unpaid Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 10.02 is not paid in full within thirty (30) days after a written claim therefor by any Indemnitee has been received by the Partnership, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(d) Insurance. (i) To the fullest extent permitted by law, the Partnership may purchase and maintain insurance on behalf of any person described in Section 10.02(a) hereof against any liability asserted against such person, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of this Section 10.02 or otherwise.

(ii) In the event of any payment by the Partnership under this Section 10.02, the Partnership shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee from any relevant other Person or under any insurance policy issued to or for the benefit of the Partnership, such relevant other Person, or any Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable the Partnership to bring suit to enforce any such rights in accordance with the terms of such insurance policy or other relevant document. The Partnership shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.

(iii) The Partnership shall not be liable under this Section 10.02 to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 10.02 or any insurance policy, contract, agreement or otherwise.

(e) Non-Exclusivity of Rights. The provisions of this Section 10.02 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.02 shall be deemed to be a contract between the Partnership and each person entitled to indemnification under this Section 10.02 (or legal representative thereof) who serves in such capacity at any time while this Section 10.02 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.02 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.02 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of any person whom the Partnership is obligated to indemnify pursuant to Section 10.02(a) hereof shall be made to the fullest extent permitted by law.

For purposes of this Section 10.02, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the Partnership which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

This Section 10.02 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.02(a) hereof.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service (delivery receipt requested), by fax, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)	If to the Partnership, to:

Summit Materials Holdings L.P.

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

Attention: Chief Legal Officer

Fax: (303) 893-6993

Email: Legal@Summit-Materials.com

with a copy to:

Summit Materials Holdings L.P.

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

Attention: [Chief Financial Officer]

Fax: [            ]

Email: [Brian.Harris@summit-materials.com]

(b)	If to any Limited Partner, to:

c/o Summit Materials Holdings L.P.

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

Attention: Chief Legal Officer

Fax: (303) 893-6993

Email: Legal@Summit-Materials.com

with a copy to:

c/o Summit Materials Holdings L.P.

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

Attention: [Chief Financial Officer]

Fax: [            ]

Email: [Brian.Harris@summit-materials.com]

The General Partner shall use commercially reasonable efforts to forward any such communication to the applicable Partner’s address, email address or facsimile number as shown in the Partnership’s books and records.

(c)	If to the General Partner, to:

Summit Materials, Inc.

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

Attention: Chief Legal Officer

Fax: (303) 893-6993

Email: Legal@Summit-Materials.com

with a copy to:

Summit Materials, Inc.

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

Attention: [Chief Financial Officer]

Fax: [            ]

Email: [Brian.Harris@summit-materials.com]

Section 11.03. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

Section 11.04. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 11.05. Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

Each party hereto acknowledges and agrees that the parties hereto have participated collectively in the negotiation and drafting of this Agreement and that he or she or it has had the opportunity to draft, review and edit the language of this Agreement; accordingly, it is the intention of the parties that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

Section 11.06. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.06.

Section 11.07. Further Assurances. Each Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

Section 11.08. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 11.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

Section 11.10. Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of Section 11.10(a) hereof, the parties hereto may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 11.10(b), each party hereto (i) expressly consents to the application of Section 11.10(c) hereof to any such action or proceeding and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

(c) (i) EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 11.10, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this Section 11.10(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 11.10 and such parties agree not to plead or claim the same.

Section 11.11. Expenses. Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with its operation.

Section 11.12. Amendments and Waivers

(a) This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the General Partner in its sole discretion without the approval of any Limited Partner or other Person; provided that for so long as Blackstone Limited Partners collectively own, in the aggregate, at least 5% of the outstanding Class A Units, the prior written consent of each Blackstone Limited Partner will be required for any amendment, supplement, waiver or modification of this Agreement, including any amendment, supplement, waiver or modification that may occur as a result of merger, consolidation, combination or conversion of the Partnership; provided further that no amendment may materially and adversely affect the rights of a holder of Units, as such, other than on a pro rata basis with other holders of Units of the same Class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority in interest of such affected holders in accordance with their holdings of such Class of Units); provided, however, that notwithstanding the foregoing, the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (1) any amendment, supplement, waiver or modification that the General Partner determines in its sole discretion to be necessary or appropriate in connection with the creation, authorization or issuance of Units or any Class or series of equity interest in the Partnership pursuant to Section 7.01 hereof; (2) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement, including pursuant to Section 7.01 hereof; (3) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership; (4) any amendment, supplement, waiver or modification that the General Partner determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and/or (5) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including a change in the dates on which distributions are to be made by the Partnership. If an amendment has been approved in accordance with this agreement, such amendment shall be adopted and effective with respect to all Partners. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Partner or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner and the Limited Partners shall be deemed a party to and bound by such amendment.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c) The General Partner may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(l) (or any similar provision) under which the fair market value of a Partnership interest (or interest in an entity treated as a partnership for U.S. federal income tax purposes) that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Partnership and each of its Partners to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all Partnership interests (or interest in an entity treated as a partnership for U.S. federal income tax purposes) transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), 1.704-1(b)(2)(iv)(b)(1) and any other related amendments.

(d) Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.

Section 11.13. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.02 hereof); provided, however, that each employee, officer, director, agent or indemnitee of any Person who is bound by this Agreement or its Affiliates is an intended third party beneficiary of Section 11.10 hereof and shall be entitled to enforce its rights thereunder.

Section 11.14. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 11.15. Power of Attorney. Each Limited Partner hereby irrevocably makes, constitutes and appoints the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) all amendments to the Certificate required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Limited Partners have agreed to provide upon a matter receiving the agreed support of Limited Partners) deemed advisable by the General Partner to carry out the provisions of this Agreement (including the provisions of Section 8.04 hereof) and

Law or to permit the Partnership to become or to continue as a limited partnership or entity wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including, without limitation, the admission of additional Limited Partners or substituted Limited Partners pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the liquidation and termination of the Partnership; and (f) all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership.

Section 11.16. Separate Agreements; Schedules. Notwithstanding any other provision of this Agreement, including Section 11.12 hereof, the General Partner in its sole discretion may, or may cause the Partnership to, without the approval of any Limited Partner or other Person, enter into separate subscription, letter or other agreements with individual Limited Partners with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such Limited Partner(s) party thereto notwithstanding the provisions of this Agreement. The General Partner in its sole discretion may from time to time execute and deliver to the Limited Partners schedules which set forth information contained in the books and records of the Partnership and any other matters deemed appropriate by the General Partner. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever. Notwithstanding anything to the contrary, solely for U.S. federal income tax purposes, this Agreement and the Exchange Agreement, and any other separate agreement described in this Section 11.16 shall each constitute a “partnership agreement” within the meaning of Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 11.17. Partnership Status. The Partners intend for the Partnership to be treated as a partnership for U.S. federal income tax purposes and notwithstanding anything to the contrary herein, no election to the contrary shall be made.

Section 11.18. Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

Section 11.19. Non-Occurrence of IPO. Notwithstanding any other provision of this Agreement (including Section 11.12), in the event that the IPO of the Class A common stock of the General Partner is not consummated prior to the date that is ten (10) business days after the date of this Agreement, then this Agreement shall automatically, with no action required by any Partner, on such date be amended and restated in its entirety back to the Original Agreement and upon such automatic amendment and restatement of this Agreement, this Agreement shall be of no force and effect. For the avoidance of doubt, in the event that the IPO is not consummated, the outstanding interests in the Partnership converted into Class A Units in accordance with the IPO Reorganization Agreement will automatically, with no action required by an Partner, on such date be considered null and void, and such converted interests shall be reinstated in their entirety pursuant to the Original Agreement. Notwithstanding any other provision of this Agreement (including Section 11.12), this Section 11.19 may not be amended prior to the consummation of the IPO of the Class A common stock of the General Partner.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

General Partner:

SUMMIT MATERIALS, INC.

By:
Name: Title:	Thomas W. Hill Chief Executive Officer

[Signature Page to Fourth Amended and Restated Limited Partnership Agreement of Summit Materials Holdings L.P.]

Blackstone Limited Partners:

BLACKSTONE PARTICIPATION PARTNERSHIP (CAYMAN) V-NQ L.P.

By:	BCP V-NQ GP L.L.C., its U.S. general partner

By:
Name: Title:	Neil P. Simpkins Senior Managing Director

Witnessed by:

Name:
Title:

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) V-NQ L.P.

By:	BCP V-NQ GP L.L.C., its U.S. general partner

By:
Name:	Neil P. Simpkins
Title:	Senior Managing Director

Witnessed by:

Name:
Title:

BLACKSTONE CAPITAL PARTNERS (CAYMAN) V-NQ L.P.

By: Blackstone Management Associates (Cayman) V-NQ L.P., its general partner

By: BCP V-NQ GP L.L.C., its U.S. general partner

By:
Name:	Neil P. Simpkins
Title:	Senior Managing Director

Witnessed by:

Name:
Title:

BLACKSTONE CAPITAL PARTNERS (CAYMAN) NQ V-AC L.P.

By: Blackstone Management Associates (Cayman) V-NQ L.P., its general partner

By: BCP V-NQ GP L.L.C., its U.S. general partner

By:
Name:	Neil P. Simpkins
Title:	Senior Managing Director

Witnessed by:

Name:
Title:

SUMMIT BCP INTERMEDIATE HOLDINGS L.P.

By: Summit BCP Intermediate Holdings GP, Ltd., its general partner

By:
Name:	Neil P. Simpkins
Title:	Authorized Person

Silverhawk Limited Partners:

SILVERHAWK SUMMIT, L.P.

By: Silverhawk Capital Partners GP II, L.P., its general partner

By:
Name:
Title:

Witnessed by:

Name:
Title:

Thomas W. Hill:

By:
Name: Thomas W. Hill

Witnessed by:

Name:
Title:

Limited Partners:

All Limited Partners listed in the register of the Partnership as of the date hereof (other than those Limited Partners who signed on their own behalf above).

By: Summit Materials Holdings GP, Ltd., as attorney-in-fact

By:
Name:
Title:

The undersigned hereby acknowledge that, in accordance with Section 2.08 of this Agreement, Summit Owner Holdco LLC shall replace Summit Materials Holdings GP, LTD as an interim general partner simultaneously with the consummation of the IPO and that immediately thereafter Summit Materials, Inc. shall replace Summit Owner Holdco LLC as general partner of the Partnership.

SUMMIT MATERIALS HOLDINGS GP, LTD.

By:
Name:
Title:

SUMMIT OWNER HOLDCO LLC

By: Summit Materials Holdings GP, Ltd., its managing member

By:
Name:
Title: